Exhibit 5.1

Opinion of Samuel D. Walker

May 4, 2010

Molson Coors Brewing Company
1225 17th Street, Suite 3200
Denver, Colorado 80202

Re:                              Registration Statement on Form S-8 of
Molson Coors Brewing Company

Ladies and Gentlemen:

I am the Global Chief Legal Officer and Secretary of Molson Coors Brewing Company, a Delaware corporation (the “Company”). I am delivering this opinion in connection with the proposed issuance by the Company of up to an aggregate of 5,000,000 shares (the “Shares”) of common stock, par value $0.01 (the “Common Stock”) of the Company pursuant to the Molson Coors Brewing Company Incentive Compensation Plan (the “Plan”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion, I have examined and relied on, among other things, originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement on Form S-8, relating to the Shares, filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act on May 4, 2010 (together with all exhibits thereto, the “Registration Statement”), (ii) the Plan, (iii) the Restated Certificate of Incorporation of the Company, as currently in effect, (iv) the Amended and Restated Bylaws of the Company, as currently in effect, (v) a specimen certificate representing the Common Stock, and (vi) certain resolutions of the Board of Directors of the Company and the Human Resources and Compensation Committee thereof relating to the Plan.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making my examination, I have assumed that the parties thereto, other than the Company had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which I have not independently established or verified, I have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

I am admitted to the Bar in the State of Colorado, and I do not express any opinion as to the laws of any jurisdiction, other than the Delaware General Corporation Law.

Based upon and subject to the foregoing, I am of the opinion that the Shares have been duly authorized and when the Shares have been issued, delivered and paid for pursuant to the terms of the Plan, and certificates representing the Shares in the form of the specimen certificate examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar, such Shares will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Samuel D. Walker
Samuel D. Walker